   As filed with the Securities and Exchange Commission on October 26, 1998
                                                    Registration No. 333-_______
________________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             ---------------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               AGRIBIOTECH, INC.
            ------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

           Nevada                                             85-0325742
-----------------------------                            ---------------------
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                           Identification Number)

                           120 Corporate Park Drive
                            Henderson Nevada 89014
                                (702) 566-2440
               -------------------------------------------------
      (Address, Including Zip Code, and Telephone Number, Including Area
              Code, of Registrant's Principal Executive Offices)

                  Dr. Johnny R. Thomas, Chairman of the Board
                               AgriBioTech, Inc.
                           120 Corporate Park Drive
                            Henderson Nevada 89014

                                 (702)566-2440
               -------------------------------------------------
      (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent for Service)

                                  Copies to:

                            Elliot H. Lutzker, Esq.
                            Snow Becker Krauss P.C.
                               605 Third Avenue
                           New York, New York 10158
                 Tel:  (212) 687-3860    Fax:  (212) 949-7052

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

________________________________________________________________________________

                                                Proposed             Proposed
                                                 Maximum              Maximum
                                             Offering Price          Aggregate              Amount of
                                              Per Share (1)      Offering Price(1)       Registration Fee
                                             -------------       -----------------       ----------------
     Common Stock,
     $.001 par value     886,410(2)              $12.00             $10,636,920              $2,957.06

____________________
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) Represents shares issuable upon exercise of Common Stock Purchase Warrants at $12.00 per share.

                             _____________________

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                 _____________

                    SUBJECT TO COMPLETION, OCTOBER 26, 1998

     The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS


                               AGRIBIOTECH, INC.


                           _________________________

The Offering:

Shares of Common Stock offered
     by Selling Stockholders..........  886,410

Offering price........................  The Selling Stockholders (as defined below) may offer the shares for sale on
                                        the Nasdaq National Market at the market price at the time of the sale. The Selling Stockholders may also offer the shares in privately negotiated transactions either at the market price at the time of the sale, at a price related to the market price or at a negotiated price. On October 22, 1998, the closing sale price of AgriBioTech common stock ("Common Stock") on the Nasdaq National Market was $11.25 per share.

Nasdaq National Market Symbol........   ABTX

                           _________________________

     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           _________________________

                               ___________, 1998

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.............................  -3-

PROSPECTUS SUMMARY..............................................  -4-

WEB SITE DISCLOSURES............................................  -5-

RISK FACTORS.................................................... -12-

USE OF PROCEEDS................................................. -19-

PRICE RANGE OF COMMON STOCK..................................... -20-

DIVIDEND POLICY................................................. -20-

SELLING STOCKHOLDERS............................................ -21-

DESCRIPTION OF CAPITAL STOCK.................................... -23-

PLAN OF DISTRIBUTION............................................ -25-

COMMISSION POSITION ON INDEMNIFICATION
     FOR SECURITIES ACT LIABILITIES............................. -27-

LEGAL MATTERS................................................... -27-

EXPERTS......................................................... -28-

          Unless the context indicates otherwise, the terms the "Company" and "ABT," or references to "we," "us," and "our" in this Prospectus refer to AgriBioTech, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

          ABT is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). In accordance with the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may inspect and copy any document we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Northeast Regional Office at Seven World Trade Center, New York, New York 10048, and at the Midwest Regional Office at 500 West Madison Street, Chicago, Illinois 60611-2511. You may also purchase copies of our SEC filings, by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 or on the SEC's Worldwide Web site at http://www.sec.gov. You may find additional information about ABT at our Web site at http://www.agribiotech.com.

     This Prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. The SEC allows us to "incorporate by reference" information that we file with them. This means that we can disclose important information to you by referring you to other documents that we have filed with the SEC. The information that is incorporated by reference is considered part of this Prospectus, and information that we file later will automatically update and may supersede this information. For further information about ABT and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference. Prospectus:

     (i) Our Annual Report on Form 10-K for the fiscal year ended June 30, 1998 ("Form 10-K");

     (ii) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996 (as amended on July 12, 1996);

     (iii) Our Current Reports on Form 8-K for October 30, 1996 (as amended on January 13, 1997, February 17, 1998 and August 11, 1998), January 6, 1998 (as amended on March 10, 1998, March 30, 1998 and August 11,
           1998), January 9, 1998 (as amended on March 10, 1998, March 30, 1998 and August 11, 1998), June 30, 1998, and August 28, 1998 (Forms "8-
           K");

     (iv) The description of our Common Stock, $.001 par value, in our registration statement on Form 8-A (File No. 0-19352), filed July 11, 1995, pursuant to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such information;

     (v) Our Proxy Statement dated January 20, 1998 for our Annual Meeting held on February 23, 1998; and

     (vi) All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all the securities remaining unsold.

     You may request a copy of all documents that are incorporated by reference in this Prospectus by writing or telephoning us at the following address:
AgriBioTech, Inc., Attention: Secretary, 120 Corporate Park Drive, Henderson, NV 89014; telephone number (702) 566-2440. We will provide copies of all documents requested (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this Prospectus) without charge.

     ABT has not authorized any person to give any information or to make any representations in connection with sales of the shares by the Selling Stockholders other than those contained in this Prospectus. You should not rely on any information or representations in connection with such sales other than the information or representations in this Prospectus. The information in this Prospectus is correct as of the date of this Prospectus. You should not assume that there has been no change in the affairs of ABT since the date of this Prospectus or that the information contained in this Prospectus is correct as of any time after its date. This Prospectus is not an offer to sell or a solicitation of an offer to buy shares in any circumstances in which such an offer or solicitation is unlawful.

                              PROSPECTUS SUMMARY

     This summary highlights selected information from this Prospectus and may not contain all the information that is important to you. To understand the circumstances and terms of the offering and for complete information about ABT, you should read this entire document and the information incorporated by reference, including the financial statements and the notes to the financial statements.

THE COMPANY

     ABT is the largest agricultural seed company in the United States that specializes in developing, processing, packaging and distributing varieties of forage and cool-season turfgrass seeds. Since January 1, 1995, we have completed 33 acquisitions and, including net sales from the businesses we have acquired, we have grown from net sales of $29,000 in fiscal 1994 to pro forma net sales of approximately $429 million for the fiscal year ended June 30, 1998. Our vertically integrated forage and turfgrass seed operations include traditional genetic breeding and research and development programs, seed processing plants that clean, condition and package seed grown under contract for us, and national and international sales and distribution networks. ABT's headquarters are located at 120 Corporate Park Drive, Henderson, NV 89014; telephone (702) 566-2440.

THE OFFERING

     We are registering 886,410 shares of our Common Stock for issuance to and resale by certain investors that purchased Common Stock purchase warrants (the "Warrants") from us in private transactions that were exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). The Warrants give those investors the right to purchase shares of our Common Stock at $12.00 per share at any time for three years from the date they were issued. The investors are collectively referred to as the "Selling Stockholders" and the shares issuable to them are referred to as the "Selling Stockholder Shares."

     We are registering the Selling Stockholder Shares pursuant to our agreements with the Selling Stockholders. We also agreed to pay the expenses of this registration, which we estimate will be approximately $25,000. Each of the Selling Stockholders will pay the cost of all brokerage commissions and discounts, and all expenses incurred by them in connection with sales of their Selling Stockholder Shares.

     Commencing on the effective date of this Prospectus, the Selling Stockholders may, from time to time, sell, transfer or pledge their Selling Stockholder Shares directly to purchasers, transferees or pledgees. The Selling Stockholders may also offer their Selling Stockholder Shares through agents, brokers, dealers or underwriters who may receive compensation in the form of commissions or discounts. We anticipate that the Selling Stockholders will offer the Selling Stockholder Shares either on the Nasdaq National Market or in privately negotiated transactions or by both methods. We expect the price for the Selling Stockholder Shares to be the market price prevailing at the time of sale, a price related to the prevailing market price or a negotiated price. Prior to selling any of their shares, the Selling Stockholders must satisfy the Prospectus delivery and other requirements of the Securities Act. See "Plan of Distribution."

USE OF PROCEEDS

     ABT will not receive any proceeds from the sale of the Selling Stockholder Shares by the Selling Stockholders. We will receive gross proceeds of up to $10,636,920 from the exercise of the Warrants, which we will use to fund the cash portion of acquisitions and/or for working capital purposes.

                             WEB SITE DISCLOSURES

     In the following paragraphs, the Company is disclosing information discussed in the Company's Web Site, including forward-looking information, that is not set forth in this Prospectus or incorporated by reference herein. Forward-looking and other statements in this section, as well as elsewhere in this Prospectus, reflect the good faith judgment of the Company's management, and were solely based on facts and factors known by the Company at the time such statements were made. Except where otherwise indicated, the following statements in this section have not been updated since they were made. Forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. The risks and uncertainties that could cause or contribute to such differences in results and outcome include without limitation, the Company's historical lack of profitability, need to manage its growth, intense competition in the seed industry, seasonality of quarterly results, weather conditions, volatility of common stock prices, as well as those factors discussed under "Risk Factors" and elsewhere in this Prospectus and in any documents that are incorporated into this Prospectus by reference.

     The Company has made certain other forward-looking and other statements (the "Prior Statements") in prior versions of its Web Site which were included in registration statements filed previously with the Commission. The Prior Statements include: (a) Chairman's Update dated March 7, 1998; (b) Chairman's Update dated April 1, 1998; (c) Chairman's Update dated June 22, 1998; and (d) Chairman's Update dated September 1, 1998.

     The Company has deleted each of the Prior Statements in its entirety from its Web Site. As a result, the Prior Statements are deemed not incorporated by reference into this document and shall be deemed to be superseded for purposes of this registration statement, in accordance with the terms of Rule 412 promulgated under the Securities Act. The Company may make other Statements that are "forward-looking statements" as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act.

CHAIRMAN'S UPDATE

     The Company's Chairman of the Board and Chief Executive Officer, Johnny R. Thomas, from time to time informs the public as to current events concerning the Company by posting on the Company's Web Site what the Company calls a "Chairman's Update". The current Chairman's Update, which superseded all prior ones, is dated October 9, 1998, and is reprinted in its entirety as follows:

Dear AgriBioTech Shareholders:

     Yesterday, your Company made the following announcement. "ABT has retained Merrill Lynch & Co. as its investment banker, primarily to explore alternatives to maximize shareholder value. In light of the dramatic and recent acceleration in consolidation of the seed industry, the ABT Board of Directors has determined that this is the appropriate time to evaluate strategic alternatives."

     Why, did we take this step at this time? Answer, we believe it will maximize shareholder value. Two parameters have changed over the past two months.

     (1) There are more large companies seeking to invest in the biotechnology/seed arena today, than there was a few months ago. Recent transactions, such as AgrEvo's purchase of Cargill's U.S. seed business and Dow's purchase of Mycogen, during a time when public stock markets were turbulent, were particularly enlightening.

     (2) Your Company's stock is greatly undervalued relative to other seed company valuations due to external forces independent of the Company and its actions. Consequently, the cost of capital in public markets is significantly higher today than it was two months ago.

     Management is confident that potential capital raised through private equity from life science companies will be significantly less than today's cost in the public arena. Future Chairman's updates are not likely while this process is being formulated and actioned. As always, I appreciate your past and continued support.

Sincerely yours,


Johnny R. Thomas
Chairman/CEO

1997 ANNUAL REPORT TO SHAREHOLDERS

     The following section consists of statements from the Company's 1997 Annual Report to Shareholders, which is not a document incorporated by reference in this Registration Statement.

     (a)  Agribiotech Mission Statement. "To become the premier forage and
          -----------------------------
turfgrass seed company in the world, while also providing a full service seed product line. AgriBioTech, Inc. is committed to providing superior, value added seed varieties and superior service. The ultimate goal is to achieve a 45% market share in forage and turf seed by the year 2000 with annual revenues exceeding $500 million.

     (b)  Chief Executive Officer's Letter.
          --------------------------------

Dear Fellow Shareholders:

     "In 1995, we set out to consolidate two important seed sectors and gain 45 percent market share by the year 2000; we are 12 to 18 months ahead of our target schedule for achieving this goal. The annualized revenues from our completed acquisitions mean that today we are approximately double the size in market share of the second leading company. When pending acquisitions are closed, the Company's market share position will be roughly 3.5 times that of the largest competitive forage and cool season turfgrass seed company."

     "To date, the Company has maintained historical revenues while increasing same store sales by roughly 7 percent as a result of our consolidation strategy."

     "In Fiscal 1998, we expect to achieve full-year profitability because our Company now has a strong platform of research and development through traditional genetic breeding programs, seed processing plants, and national and international distribution and sales networks for most forage and cool-season turfgrass species."

     "We have strong management. We are number one in market share, and we have an industry-leading germplasm position. We expect continued growth in sales, assets and equity in 1998."

     "Respected and knowledgeable analysts predict that the agricultural biotechnology market will grow to $12 to $14 billion a year within seven to eight years."

     (c)  Industry and Strategy Review.
          ----------------------------

     Industry Overview. "Recently, however, margins in the industry have begun
     -----------------
to expand as increasingly larger and more sophisticated farmers and other users have moved away from public varieties toward higher yielding proprietary varieties. Proprietary varieties have desirable attributes such as improved nutritional quality and disease and insect resistance. Additionally, protection of intellectual property in the seed industry (variety rights) has recently been firmly established by federal legislation (1994) and an important and favorable U.S. Supreme Court ruling for seed companies (1995).

     Prior to the launch of ABT's acquisition plan in 1995, no seed company achieved the necessary size and scope of operations in the forage and turfgrass seed sectors to develop higher yielding and better performing proprietary varieties for national markets. The leading U.S. and global seed companies and industry players--Pioneer Hi-Bred International, Inc., DEKALB Genetics Corporation, Novartis AG, Delta and Pine Land Company, Monsanto Co., and The Dow Chemical Company--have focused on and invested in other important seed sectors like corn, cotton and vegetables. The leaders in these sectors have used investment in traditional seed breeding R&D and vertical integration to generate annual returns on equity in the 20 percent range, and because of their leadership positions, are now realizing sizable additional returns and profits due to the commercialization of higher-value biotechnology-based seed products."

     Biotechnology and Biotechnology Access. "The impact of biotechnology on the
     --------------------------------------
value of agricultural crops can be great. The soybean crop in the U.S. is a present day example of what can happen when value-added, biotechnology produced seeds are developed and marketed. Prior to the introduction of Roundup Ready(R) soybean seed in the U.S. (seed genetically engineered to be tolerant to a specific, efficacious and cost-effective herb icide) farmers spent between $800 and $900 million on soybean seed in the U.S. In 1998, 20-25 percent, of all U.S. soybean acres are expected to be planted with these seeds generating increased value for seed companies and the technology's owner of $200 to 250 million."

     (d)  Business Strategy and Operations.
          --------------------------------

     Management and Leadership. The Company announced that on January 1, 1998
     -------------------------
two key positions were filled, that of President and Chief Operating Officer and Vice President, Director of Research. The respective biographies of Kent Schulze, President, and Dr. Thomas B. Rice,

Vice President, appear in the Company's Proxy Statement dated January 20, 1998. See "Information Incorporated by Reference." This section includes the following biographies of various other employees which also appear in the Company's 1997 Annual Report to Shareholders, none of whom, except Dr. Rice, are executive officers of the Company.

     "Dr. Thomas B. Rice, Vice President, Director of Research, who will join the Company January 1, 1998 was formerly with DEKALB Genetics Corporation, where he served 10 years as Director of Research and subsequently as President and Chief Operating Officer of DEKALB Plant Genetics, a subsidiary. Tom was the architect of DEKALB'S highly successful biotechnology effort, starting at Pfizer in 1976 where he initiated, managed and directed the plant biotechnology effort. This program later became DEKALB's highly productive effort as a result of a joint venture with Pfizer. Tom's program developed the first genetically engineered corn and received the first product patents for corn, covering insect resistance (Bt), herbicide tolerance and improved nutritional quality. During his seed industry career, Tom has had direct management experience in the areas of international subsidiaries, strategic alliances, breeding and biotechnology R&D, intellectual property rights, strategic planning and technology transfer. He will lead ABT's R&D and biotechnology efforts to optimize the Company's planning and investments in this critical area and in exploring the possibilities associated with licensing in and/or collaborating in the development of biotechnology traits, products and processes. Tom received a Ph.D. in genetics from Yale University in 1973, and was a Post-Doctoral fellow of Brookhaven National Laboratory and a Research Associate at Michigan State University before joining Pfizer.

     Keith Sandberg, National Sales Director, was formerly Area Manager for the Central and Southern Regions of Cargill Hybrid Seeds, a division of Cargill, Inc., the largest privately owned company in the U.S. Keith was responsible for the sales and commercial development activities to support Cargill's corn, alfalfa and sorghum product lines. From 1987 to 1993, Keith was responsible for Sales, Sales Administration and Technical Services, Central and Southern Regions, for Cargill, based in Aurora, Illinois. Keith managed all sales and agronomy activities for Cargill's seed products in the Central and Southern regions, and had primary responsibilities for managing the integration of the seed brands PAG, Paymaster and Cargill. From 1981 to 1987, Keith managed North American Sales for the Paymaster Brand and had product line responsibility for Cargill's corn business in Canada.

     Bruce J. Ceranske, General Manager of W-L Research, was formally a District Sales Manager for all or parts of Wisconsin, Minnesota, Michigan and Iowa, for Cargill Hybrid Seeds based in Waupaca, Wisconsin since 1989. In addition, Bruce was selected to Cargill Hybrid Seeds Corn Business Management Team and Forage Management Team, which selected corn and alfalfa germplasm for production, and commercialization. Currently, Bruce is managing W- L Research, based in Evansville, Wisconsin. W-L Research is a world leading alfalfa research company with varieties marketed globally.

     Keith Flynn, Forage Business Unit Director, holds a BS degree in Plant Breeding & Genetics from the University of Reading, England. Keith was formerly Vice President of Alfalfa, Wheat and International (1994 to 1997) for Agripro Seeds, a wholly owned subsidiary of Helena Chemical Co. Keith directed three profitable business units with research, production, sales and marketing as direct reporting functions. From 1972 to 1994, Agripro Seeds and its predecessors were owned by Shell Oil and The Royal Dutch Shell Group. Keith held increasingly important positions in sales, marketing, product management and general management. He has extensive knowledge of both national and international seed business and brings 25 years of broad seed experience to ABT.

     Doug Elkins, Western Regional Sales Manager joined Germain's Seeds in 1978 as a Washington State Sales Representative. He was promoted to Sales Manager in 1980, to Division Manager in 1987 and to Chief Executive Officer in 1992. Prior to joining Germain's, Doug was employed at Ferry Morse Seed Company and Helena Chemical. He has 24 year of experience in the seed business and served as President of the Pacific Seed Association and currently serves as President of the California Seed Association and holds a position on the California Seed Advisory Board. As the Western Regional Sales Manager he has the primary responsibility and oversight of sales and marketing for the western region of ABT which includes Germain's Seeds and Hobart Seed Co.

     Greg S. Fennell started in the seed business as a shipping coordinator in 1979, became active in seed sales in 1980 and in 1986 co-founded Olsen Fennell Seeds, Inc. with James E. Olsen. They developed Olsen Fennell into an industry leading turf and forage seed company with revenues in excess of $35 million. Greg's primary responsibility at Olsen Fennell is income production where he dedicates most of his time to distributor sales and the creation and implementation of marketing plans for proprietary turf and forage grasses. He is responsible for international sales, and concentrates much of his domestic marketing efforts in the Midwestern and Southern states. Greg graduated from the University of Oregon with a major in Business Management.

     Greg McCarthy's career in the seed business began in 1976 as an agronomist and field representative for E.F. Burlingham & Sons. Greg is experienced in various aspects of seed management procurement and international sales. Greg and Doug Pope purchased Burlingham in 1994 and have guided the company into becoming an industry leading turf and grass seed research, production and distribution company with net sales in excess of $36 million. Greg is responsible for directing Burlingham's research and development department. He also is responsible for the procurement and purchasing of seed, including the program for production of proprietary seed varieties and maintaining relationships with seed growers. Greg graduated from Oregon State University with a major in Agronomic Crop Science.

     James E. Olsen started in the seed business in 1983 as a sales trainee at DM Combs, Co., and in 1986, co-founded Olsen Fennell Seeds, Inc. with Greg Fennell. They developed Olsen Fennell into an industry leading turfgrass and forage seed company with revenues in excess of

$35 million. James is responsible for oversight of all production contracts, grower relations and breeding work for Olsen Fennell Seeds. He also has responsibilities for domestic sales on proprietary products for both turfgrass and forage seeds. He graduated from Willamette University with a major in Philosophy.

     Michael Peterson, Ph.D., Director of Research, W-L Research, Inc., joined W-L Research, Inc. in 1982. His responsibilities include the coordination of all alfalfa breeding and product development activities at the four W-L alfalfa research stations. He is also responsible for technical product support for the W-L Research franchise and private label sales as well as coordination of all W-L contract and joint venture projects. He attended the University of California at Davis where he received a Bachelor of Science degree in Agronomy in 1978. Mike also attended the University of Minnesota where he received his Masters of Science and a Doctoral degree in Plant Breeding in 1982.

     Doug Pope started in the seed business in 1983 when he joined E. F. Burlingham & Sons. Prior to that he was an Account Executive for the Bell Telephone System. Doug and Greg McCarthy purchased Burlingham in 1994 and led it into becoming an industry leading turf and grass seed research, production and distribution company with revenues in excess of $36 million. Doug is the Chief Operating Officer of Burlingham and is responsible for domestic sales which includes program and product development for Burlingham's customer base. Doug oversee's the daily functioning of Burlingham including shipping and warehousing. Doug graduated from Penn State University with a major in finance.

     Functional Planning, Vertical Integration and Efficiencies.  "Market share
     ----------------------------------------------------------
at the acquired companies has been maintained. In fact, sales and revenues growth have been realized at certain, key combined operations. Improved customer service and a superior product offering, among other things, accounts for this and is indicative of what the Company intends to achieve and improve upon with other acquired businesses.

     Management believes that these planning, integration and optimization efforts are typical of others to come as the Company grows and builds upon its acquisition program success. Operationally, Management's plans are to increase the profitability of both the Company and its customers by implementing the [following strategies]."

                                 RISK FACTORS

     Before you invest in our Common Stock, you should be aware that there are various risks, including those described below, that may affect our business, financial condition and results of operations. We caution you, however, that this list of risk factors may not be exhaustive, particularly with respect to future filings.

     You should also be aware that this Prospectus contains forward-looking statements. Forward looking statements discuss future expectations, contain projections of results of operations or financial condition, and general business prospects. Words such as "expects," "may," "will," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. The forward-looking statements in this Prospectus reflect the good faith judgment of the Company's management. However, forward-looking statements can only be based on facts and factors currently known. Consequently, actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You should carefully consider the risk factors described below together with all of the other information included or incorporated by reference in this Prospectus before you decide to purchase shares of our Common Stock.

     Recent Rapid Growth; Ability to Manage Growth.  We have acquired all or
     ---------------------------------------------
part of 33 businesses in the forage and turfgrass seed sector since January 1, 1995 and currently intend to further expand current levels of operations. As a result of these acquisitions, we have experienced significant revenue growth and expanded the number of our employees and the geographic scope of our operations. These factors have resulted in increased responsibilities for management personnel. This rapid growth has placed and may continue to place significant demands on our management, technical, financial and other resources. In addition, successful expansion of our operations will depend on, among other things, our ability to attract, hire and retain skilled management and other personnel, secure adequate sources of seed on commercially reasonable terms and successfully manage growth. To manage growth effectively, we will need to improve operational, financial and management information systems, procedures and controls. We may not be able to manage future growth effectively, and failure to do so could have a material adverse effect on our business, financial condition and/or operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K ("MD&A"), and "Description of Business - Acquisition Program" in the Form 10-K.

     Integration of Acquisitions.  Our future success depends upon our ability
     ---------------------------
to combine the operations of the businesses we have acquired and businesses we may acquire in the future into a vertically integrated company. This process is made more difficult by the fact that our subsidiaries are geographically disparate and represent the full spectrum of the forage and turfgrass seed production, processing, sales and distribution process, rather than just one component of this process. You should therefore evaluate our prospects in light of the problems, expenses, delays and complications associated with operating, managing and integrating a large group of diverse businesses. We may not be able to effectively integrate all of the businesses we have acquired or that we acquire in the future. If we cannot successfully integrate these businesses, our business, financial condition and/or operating results may be materially adversely affected. See "MD&A" and "Description of Business - Acquisition Program" in the Form 10-K.

     No Assurance of Future Acquisitions.  We have experienced significant
     -----------------------------------
growth in net sales, from approximately $26 million in the fiscal year ended June 30, 1996 ("Fiscal 1996") to $66 million in the fiscal year ended June 30, 1997 ("Fiscal 1997"), $205 million in the fiscal year ended June 30, 1998 ("Fiscal 1998") and pro forma net sales of approximately $429 million for Fiscal 1998. This growth was primarily a result of the businesses that we have acquired. Our future growth depends upon our ability to continue to make acquisitions, and to increase sales from existing operations. We may not be successful in doing either.

     While we have been able to acquire 33 businesses since January 1995, we may not make as many acquisitions in the future. We are unable to predict whether and when any prospective business will become available or the likelihood that any acquisition will be completed. We also may, in certain circumstances, compete for businesses with entities that have substantially greater resources than we do.

     Potential Liabilities Associated with Acquisitions.  The businesses that we
     --------------------------------------------------
have acquired may have existing liabilities that we did not discover or may have been unable to discover during our pre-acquisition investigation. These liabilities may arise from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements. In addition, environmental laws or regulatory requirements may change in the future with retroactive effect. If that were to happen, we could have liabilities that result from the conduct of prior owners of the property. Any indemnities or warranties that we receive from prior owners may not fully cover such liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or for other reasons. If we are held responsible for liabilities from acquired businesses, our operations may be materially adversely affected.

     Development of New Products.  We are developing new, genetically superior
     ---------------------------
forage and turfgrass varieties. We believe that the development and marketing of these elite varieties will play a key role in our success. There can be no assurance that we will successfully develop genetically superior strains either through our own efforts or with industry partners. If we are not able to develop and successfully market new product lines, our business, financial condition and results of operations may be materially adversely affected. See "Description of Business--Research and Development" in the Form 10-K.

     Market Acceptance.  Even if we are successful in developing genetically
     -----------------
superior forage and turfgrass varieties, there can be no assurance that there will be a market for such products. Even if a market for these products develops, there can be no assurance that we will recoup the costs associated with developing and marketing them. If we cannot effectively market new products we develop at prices sufficient to cover costs and generate adequate return on capital, our business, financial condition and results of operations may be materially adversely affected.

     Reliance on Patents and Proprietary Rights.  We own the proprietary rights
     ------------------------------------------
to a number of forage and turfgrass species that are protected under the Plant Variety Protection Act ("PVPA") and are seeking to acquire and/or develop other PVPA protected varieties. The PVPA prohibits others from selling seed of proprietary varieties for 20 years. However, these proprietary rights may be challenged, invalidated or circumvented. In addition, others could claim that products that we develop violate their proprietary rights. We may incur substantial costs in asserting our proprietary rights against others, and/or defending any infringement suits brought against us by others. The proprietary rights we own may not provide us with a competitive advantage. It is also possible that our competitors possess protected varieties that perform better than ours. See "Description of Business--Proprietary Rights" in the Form 10-K.

     Access to Biotechnology.  Breakthroughs in biotechnology have led to the
     -----------------------
introduction of new, improved and specialized seeds in the corn, soybean and cotton seed sectors. By introducing specialized seeds developed through biotechnology, companies in these seed sectors have improved margins and increased profitability. We believe that similar biotechnology breakthroughs will also lead to the introduction of enhanced seeds in the forage and turfgrass seed sector. This in turn will allow improved margins and greater profitability for forage and turfgrass seed companies. Our objective is to become the licensee or partner of choice in our seed sector for owners of value-added genetic traits developed through biotechnology. If we cannot license value-added genetic traits, or if we cannot develop and market commercially viable products from such licenses at prices sufficient to cover costs and generate adequate return on capital, our business, financial condition and results of operations may be materially adversely affected. See "Description of Business-- Proprietary Rights" in the Form 10-K.

     Competition.  The seed industry and the field of agricultural technology
     -----------
are both highly competitive. The major agricultural seed companies in the United States focus their sales around hybrid seed corn (Pioneer Hi-Bred International, DEKALB Genetics Corporation, Novartis AG and Mycogen Corporation), cotton seed (Delta and Pine Land Company) and other grain crops. Each of these competitors has national brand name acceptance. In the past, these companies have treated forage and turfgrass seeds as ancillary crops.
This is the opposite of our business strategy, which is to treat forage and turfgrass seed as our primary product. Therefore, our major competitors in the forage and turfgrass seed sector currently are large regional companies and numerous small family seed businesses. However, any of the major agricultural seed companies may decide to intensify their efforts in the forage and turfgrass seed sector.

     Our largest United States competitors in the alfalfa seed industry are Cenex/Land O'Lakes/Research Seed, Helena/AgriPro, Pioneer and Cal/West Seeds, each of which we estimate has annual alfalfa seed sales of between $20 and $60 million. Our largest competitors for forages other than alfalfa are FFR Research and its farm cooperative members. We also compete with small family owned businesses that are strong competitors in small geographic areas. In the cool-season turfgrass seed industry we compete with a number of companies that have annual sales of between $20 and $80 million. Most of these companies are regional companies with only Pennington Seed and O.M. Scott having national brand name acceptance.

     Although many of our competitors are small family owned businesses and regional companies, any of the major agricultural seed companies may decide to intensify their efforts in the forage and turfgrass seed sector. Accordingly we compete with, and expect to continue to compete with, companies with substantially greater financial, marketing, personnel and research and development resources. We may not be able to compete successfully against such companies. These competitive factors could have a material adverse effect on the Company's business, results of operation and/or financial condition. See "Description of Business--Competition" in the Form 10-K.

     Lack of Historical Profitability; Accumulated Deficit.  Over the life of
     ------------------------------------------------------
the Company, we have not shown consistent profitability. We have reported only three profitable quarters since becoming a publicly owned company in September 1993 and Fiscal 1998 was our first profitable year. We had an accumulated deficit of $12,037,840 through June 30, 1998.

     Substantial Indebtedness; Effects of Financial Leverage.  We have
     -------------------------------------------------------
indebtedness that is substantial in relation to our stockholders' equity, and interest and debt service requirements that are significant compared to our cash flow from operations. As of June 30, 1998, we had approximately $65 million of short-term debt and long-term obligations outstanding. We also have a revolving credit facility (the "Revolving Credit Facility") under which we may incur up to $100 million of indebtedness (subject to a borrowing base computation and compliance with certain financial covenants). As of September 28, 1998, we have borrowed approximately $86 million under the Revolving Credit Facility and $14 million was available to be borrowed.

     The degree to which we are leveraged could have important consequences to you. For example: (i) our level of indebtedness could make it more difficult to satisfy our debt repayment obligations; (ii) our level of indebtedness could increase our vulnerability to general adverse economic and industry conditions;
(iii) a substantial portion of our cash flow from operations must be dedicated to debt service and is, therefore, not available for operations and other purposes; (iv) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, research and development, or general corporate purposes may be impaired; (v) our leverage position and covenants contained in the Revolving Credit Facility could limit our ability to expand, compete and make capital improvements; and (vi) our borrowings under the Revolving Credit Facility are and will continue to be at variable rates of interest, which exposes us to the risk of increased interest rates.

     Our ability to pay interest on the Revolving Credit Facility and to satisfy our other obligations depends upon our future financial and operating performance. Our financial and operating performance may be affected by prevailing economic conditions and financial, business, competitive, regulatory and other factors that are beyond our control. Our cash flow from operations has not been sufficient to meet our debt service obligations without additional equity and debt financings. We may not have sufficient funds in the future to meet our obligations under the Revolving Credit Facility and any other indebtedness that we may incur. This is particularly true as we continue to expand operations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include reducing or delaying capital expenditures, scaling back expansion efforts, selling assets, restructuring or refinancing indebtedness or seeking additional equity capital. We may not be able to implement any of these strategies on terms acceptable to us. See "MD&A."

     Restrictions Imposed by Terms of Certain Indebtedness.  The Revolving
     -----------------------------------------------------
Credit Facility contains certain restrictive covenants that limit us in many ways. These restrictive covenants may significantly limit or prohibit us from incurring indebtedness, making prepayments of certain indebtedness, paying dividends, making investments, engaging in certain transactions with affiliates, creating liens, selling assets and engaging in mergers and corporate consolidations. The Revolving Credit Facility also requires us to maintain specified financial ratios and to satisfy certain financial condition tests.
Our ability to comply with these restrictions and to meet those financial ratios and financial condition tests can be affected by events and factors beyond our control (e.g., the general economy and the weather). A breach of any of these covenants could constitute an event of default under the Revolving Credit Facility.

     Our obligations under the Revolving Credit Facility are secured by substantially all of our assets, except fixed assets and real estate. If there were an event of default under the Revolving Credit Facility, the lenders could declare the total amount outstanding, together with accrued interest, immediately due and payable. If this were to happen we might not be able to repay the amount owed plus our other debt obligations. If we were unable to repay those amounts, the lenders under the Revolving Credit Facility could proceed to foreclose their security interest in the collateral securing the indebtedness. See "MD&A."

     Need for Additional Capital.  Our capital requirements have been and are
     ---------------------------
expected to remain significant. Our capital requirements depend on many factors. These factors include the timing and cost of future acquisitions, the time and cost involved in integrating completed acquisitions, and our success at expanding existing operations. However, we may need to seek an increase in or an alternative to the Revolving Credit facility to finance increased operating needs resulting from unexpected changes in seasonality or weather patterns, or if acquisitions are completed more rapidly than anticipated. In addition, we will need additional capital to fund acquisitions and to repay $30 million principal amount of interim bridge financings due at the end of 1998. If we are unable to obtain additional capital, we will be unable to fund additional acquisitions and expand our operations. In that case, we may have to delay or abandon certain development and expansion plans. We believe that we will have funds available under the Revolving Credit Facility to fund operations through June 30, 1999. See "MD&A."

     Dependence on Key Personnel.  Our success depends in large part on the
     ---------------------------
efforts, abilities and expertise of Dr. Johnny R. Thomas, Chief Executive Officer, and the four other executive officers. The loss of any of these key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. We have obtained a key-man life insurance policy in the amount of $3 million on the life of Dr. Thomas. Our prospects also depend upon our ability to attract and retain qualified marketing, financial, management information system, and other technical personnel. Competition for qualified personnel is intense and there can be no assurance that we will be successful in attracting or retaining such personnel. See "Management" in the Form 10-K.

     Cyclical Nature of Agricultural Products.  Most agricultural products,
     ----------------------------------------
including forage and turfgrass seed, are commodities that are subject to wide fluctuations in price based on supply and demand. Demand for seed by farmers is determined by the general farm economy. In addition, a variety of nature's adversities affect the production of seed. For example, drought, wind, hail, disease, insects, early frost and numerous other forces could adversely affect the growing of seed in any growing season. This, in turn, could result in large fluctuations in our results of operations between quarters. See "MD&A-- Seasonality of Business and Quarterly Comparisons" in the Form 10-K.

     Seasonality of Quarterly Results.  Our sales are subject to wide seasonal
     --------------------------------
fluctuations that reflect the typical purchasing and growing patterns for forage and turfgrass crops. Also, because the purchasing and growing patterns are different for forage and turfgrass seeds, our sales are affected by the breakdown of our product mix. In addition, weather affects commodity prices, seed yields and planting decisions by farmers. Results of operations from quarter to quarter do not necessarily reflect the results that may be expected for any other interim period. Quarterly results also do not indicate the results that may be expected for the entire year. See "MD&A--Seasonality of Business and Quarterly Comparisons" in the Form 10-K.

     Government Regulation.  Our operations are directly and indirectly subject
     ----------------------
to various Federal and state environmental controls and regulations. We believe that we are in substantial compliance with existing environmental regulations. However, these regulations may be changed with retroactive effect and new laws or regulations may be promulgated at any time. If existing environmental regulations are changed, or additional laws or regulations are promulgated, the cost of complying with those laws may be substantial.

     The United States Department of Agriculture, the Food and Drug Administration, the Environmental Protection Agency (the "EPA"), and various state agencies regulate the development of seed of genetically altered plants. The regulatory agencies that administer existing or future regulations or legislation may not allow us to produce and market genetically engineered seed. Even if we are legally permitted to produce and market genetically engineered seed, existing or future regulations and legislation may prevent us from doing so in a timely manner or under technically or commercially feasible conditions. See "Description of Business-Government Regulation" in the Form 10-K.

     Adverse Effect of Potential Future Sales of Common Stock.  As of October
     --------------------------------------------------------
14, 1998, we had 39,417,613 shares of Common Stock issued and outstanding. Of these shares, approximately 6,934,000 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act. All but approximately 1,000,000 of these restricted shares have been registered for resale under the Securities Act. We also have approximately 8.9 million shares of Common Stock available for issuance without restriction upon exercise of outstanding options. We cannot predict what effect sales of these shares may have on the existing market price of our Common Stock. It is possible that the sale of these shares, or even the potential for such sales, may have a depressive effect on the price of our Common Stock in the public trading market. Any such depressive effect could impair the Company's ability to raise additional equity capital.

     Any of the Selling Stockholders or any person who is an affiliate of the Selling Stockholders who publicly offers or sells our securities may be deemed to be an underwriter pursuant to Section 2(11) of the Securities Act. Accordingly, the Selling Stockholders must satisfy the Prospectus delivery and other requirements of the Securities Act prior to making any sales of the Selling Stockholder Shares, unless such sales are made in accordance with the provisions of Rule 144. Under rule 144, if we are in compliance with certain public information requirements, holders of restricted securities that have held those securities for at least one year may sell limited amounts of those securities. Rule 144 also permits non-affiliates to sell restricted securities free of any volume limitations if those securities have been held for at least two years.

     Public Market Risks; Possible Volatility of Securities Prices.  The market
     -------------------------------------------------------------
price for our securities has been and may continue to be volatile. Factors such as our financial results, financing efforts, changes in earnings estimates by analysts, conditions in our business and various factors affecting the agriculture industry generally may have a significant impact on the market price of our securities. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility. During this period the market prices for many companies, particularly small and emerging growth companies like ours, have experienced wide price fluctuations and volatility that have not necessarily been related to the operating performance of those companies. Our operating results are also tracked by professional analysts. If, in some future quarter, our operating results are below the expectations of these analysts, the price of our securities may be materially adversely affected. These factors and general economic and market trends may adversely affect the price of our securities. See "Market for Common Equity and Related Stockholder Matters" in the Form 10-K.

     Immediate Substantial Dilution.  Net tangible book value per share is equal
     ------------------------------
to the total tangible assets of a company less total liabilities divided by the number of shares of common stock outstanding. Because our present stockholders acquired their shares of Common Stock at costs substantially less than the price that you will pay in this offering, if you purchase Common Stock in this offering, you will incur an immediate and substantial dilution in pro forma net tangible book value per share. This means that the net tangible book value per share of our Common Stock is less than the price you paid.

     Management Information Systems and the Year 2000 Risks.  Because of the
     ------------------------------------------------------
large number of businesses we have acquired, we have several different data processing systems in use. These systems are substantially the same systems that were in use by the acquired companies prior to their acquisition by ABT. Our preliminary assessment of these systems is that they generally are not Year 2000 compliant. Local area networks (LANs), desktop hardware, and desktop operating systems in some cases also are not compliant. Although we have determined that some of the non-compliant systems can be updated to be compliant, a number of them can not be updated because of software and hardware limitations.

     To address this issue and integrate all our information systems into one company-wide system, we have contracted for software, hardware and consulting services to implement an enterprise resource planning ("ERP") system. The ERP system and related network and hardware systems are Year 2000 compliant. All non-compliant desktop and LAN systems will be converted either through normal attrition or through the ERP system implementation. We expect the cost of this implementation to be approximately $6 million, including internal costs for personnel, training, supplies, travel and equipment. We believe that we have allocated adequate resources to ensure that all our information systems are Year 2000 compliant. We expect to complete the ERP system implementation prior to January 1, 2000.

     The ability of third parties with whom we do business to adequately address their Year 2000 issues is outside of our control. We are taking steps to confirm that the systems of our suppliers and customers are Year 2000 compliant and to determine whether any noncompliance would have a material adverse effect on us. If we cannot complete the ERP system implementation before January 1, 2000, or if a significant portion of our suppliers or customers fail to adequately address their Year 2000 issues, our business, financial condition, cash flows and operations may be materially adversely affected. See "MD&A."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Selling Stockholder Shares by the Selling Stockholders. Any proceeds received by the Company from the exercise of the Warrants by the Selling Stockholders in an amount of up to $10,636,920 of gross proceeds will be used to fund the cash part of acquisitions and/or for working capital purposes.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has traded on the Nasdaq National Market since February 14, 1997, under the symbol "ABTX."

     The following table sets forth the high and low closing prices for the Common Stock for each quarter in Fiscal 1997 and Fiscal 1998, on the Nasdaq SmallCap Market until February 13, 1997 and on the Nasdaq National Market thereafter.

                                                    HIGH       LOW
                                                  --------   --------
     FISCAL 1997
        July 1, 1996-September 30, 1996........   $ 4 1/16   $ 2 5/32
        October 1, 1996-December 31, 1996......   $ 2 3/16   $ 2 1/32
        January 1, 1997-March 31, 1997.........   $ 3 3/8    $ 2 1/16
        April 1, 1997-June 30, 1997............   $ 6 15/16  $ 2 15/32
     FISCAL 1998
        July 1, 1997-September 30, 1997........   $10  1/2   $ 6 1/32
        October 1, 1997-December 31, 1997......   $17 1/16   $ 9
        January 1, 1998-March 31, 1998.........   $19 3/32   $13 7/16
        April 1, 1998-June 30, 1998............   $29        $13 3/4
     FISCAL 1999
        July 1, 1998-September 30, 1998........   $25 3/4    $ 8 1/8
        October 1, 1997-October 22, 1998.......   $11 1/4    $ 8 15/16

     As of October 14, 1998, the Company had 462 record holders of its Common Stock and reasonably believes that there are in excess of 4,000 beneficial holders of its Common Stock.

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends on its Common Stock. The Company and its Board of Directors currently intend to retain any earnings for use in the operation and expansion of the Company's business and do not anticipate paying any dividends on the Common stock for the foreseeable future. The Company's Revolving Credit Facility prohibits the payment of cash dividends without the lenders' approval.

                             SELLING STOCKHOLDERS

         The following table sets forth information as of October 14, 1998, based on information obtained from the Selling Stockholders named below with respect to the beneficial ownership of 886,410 Selling Stockholder Shares being registered hereunder; the number of shares of our Common Stock known to us to be held by each; the number of shares of our Common Stock to be sold by each; and the percentage of outstanding shares of Common Stock beneficially owned by each before this offering and after this offering.

                                                                                      Percentage of
                                  Amount and                                           Outstanding
                                  Nature of                 Number of                  Shares Owned
                                                                                 -------------------------
                                  Beneficial                 Shares                 Before        After
       Name                       Ownership(1)            Offered Hereby           Offering (2)  Offering
       ----                       ------------            --------------          ------------  ----------
Quantum Partners LDC              4,562,882 (3)             570,000 (4)               11.2%        10.1%
Fidelity Commonwealth
Trust: Fidelity Small Cap
 Stock Fund                       3,732,000 (5)(6)            60,000 (4)               9.5%         9.3%

Capilla Holdings LLC (7)            256,410                  256,410 (4)                 *            *
                                                             -------
                   Total . . . . . . . . . . . . .           886,410
                                                             =======

---------------------
*        Less than 1%

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Assumes, for each person, that any exercisable and convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from the date hereof have been exercised. None of the Selling Stockholders has had any position, office or other material relationship with the Company other than as a shareholder during the past three years.

(2) Based on 39,417,613 shares of Common Stock issued and outstanding as of October 14, 1998.

(3) Includes 344,900 and 570,000 shares issuable upon conversion of warrants issued in private placements on May 13, 1998 and August 28, 1998, respectively. Soros Fund Management LLC ("SFM LLC") serves as principal investment manager to Quantum

         Partners LDC and as such, has been granted investment discretion over Quantum Partners' Shares. In such capacity SFM LLC may be deemed to have voting and dispositive power over such Shares. Mr. George Soros, as Chairman of SFM LLC, and Mr. Stanley Druckenmiller, as Lead Portfolio Manager of SFM LLC, may also be deemed to have voting and dispositive power over such Shares.

(4) These shares are issuable upon conversion of Warrants issued in a private offering pursuant to securities purchase agreements dated August 28, 1998.

(5) Includes 60,000 shares issuable upon conversion of Warrants issued in a private placement on August 28, 1998 held in the nominee name of Mag & Co.

(6)      FMR Corp., a Massachusetts corporation, has filed with the SEC a
         Schedule 13-G dated October 9, 1998, showing an aggregate of 3,732,000 shares of Common Stock of the Company beneficially owned by the following entities: Fidelity Commonwealth Trust: Fidelity Small Cap Stock Fund ("Fidelity Small Cap Stock Fund") is either an investment company or a portfolio of an investment company registered under
         Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and is a wholly-owned subsidiary of FMR Corp. As of September 30, 1998, FMR Co. was the beneficial owner of 3,580,800 shares of Common Stock of the Company as a result of acting as investment advisor to Fidelity Small Cap Stock Fund and other registered investment companies and to certain other funds that are generally offered to a limited group of investors. In addition, Fidelity Management Trust Company, a wholly-owned subsidiary of FMR is the beneficial owner of 41,200 shares of Common Stock of the Company as a result of its serving as investment manager of institutional accounts. Fidelity International Limited ("FIL"), a related, but independent entity, provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors and, as a result, is the beneficial owner or 110,000 shares of Common Stock of the Company.

(7) The beneficial owner of the shares owned by this entity is Helen Thomas, the wife of Johnny R. Thomas, the Company's Chairman of the Board. The Warrants were purchased by this entity as a standby purchaser when the fund which had initially subscribed for such Warrants was precluded from purchasing unregistered securities. Mrs. Thomas has no other relationship with the Company. Dr. Thomas disclaims beneficial ownership of these shares.

         Because the Selling Shareholders may offer all or some portion of the above referenced securities pursuant to this Prospectus or otherwise, no estimate can be given as to the amount or percentage of such security that will be held by the Selling Shareholders upon termination of any such sale. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of all or a portion of such securities since October 14, 1998 in transactions exempt from the registration requirements of the Securities Act. The Selling Shareholders may sell all, part, or none of the securities listed above.


                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED

         The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value ("Preferred Stock").

COMMON STOCK

         The Company is authorized to issue 75,000,000 shares of Common Stock, $.001 par value per share, of which 39,417,613 shares were issued and outstanding as of October 14, 1998. All of the outstanding shares of Common Stock and those issuable upon completion of this offering, are and will be, duly authorized, validly issued, fully paid and non-assessable. Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. Holders of shares of Common Stock are entitled to receive such dividends as may be declared on Common Stock by the Board of Directors out of funds legally available therefor and to share ratably in the assets of the Company available upon liquidation subject to rights of creditors and any shares of Preferred Stock. The holders of shares of Common Stock do not have the right to cumulate their votes in the election of directors and, accordingly the holders of more than 50% of all the Common Stock outstanding are able to elect all directors. The current officers and directors beneficially held 5,122,975 (13%) of the shares outstanding and 7,507,975 shares or (18%), after giving full effect to the exercise of their respective options exercisable within 60 days of October 14, 1998.

PREFERRED STOCK

         The Company is authorized to issue 10,000,000 shares of Preferred Stock, $.001 par value per share. As of the date hereof, the Company had no shares of Preferred Stock issued and outstanding.

         The Preferred Stock may be divided by the Company's Board of Directors from time to time into one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any) and liquidation preferences, of any series of Preferred Stock and to fix the number of shares of any such series without any further vote or action by stockholders. The Company has no present plans, proposals, commitments or arrangements to issue any additional shares of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of Preferred Stock with such designations, rights, and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. Although the Preferred Stock may be used for any lawful purpose, the Company has agreed not to use it as an anti-takeover device that could be utilized as a method of discouraging, delaying or preventing a change in control of the Company without the approval of the Company's stockholders.

WARRANTS

         On May 4, 1998 and May 13, 1998, respectively, the Company issued 241,600 and 344,900 redeemable warrants (the "Redeemable Warrants") to purchase shares of its Common Stock. The Redeemable Warrants were issued to certain qualified institutional buyers and investors in private placements of units. Each unit was sold for $29.00 and consisted of two shares of Common Stock and one Warrant. The Redeemable Warrants are exercisable at a price of $17.50 per share for three years commencing on their respective dates of issuance. The Redeemable Warrants are subject to redemption at $.01 per Redeemable Warrant on five prior business days' notice if the closing sale price of the Company's Common Stock exceeds $25.00 per share for 15 consecutive trading days and the Company notifies the holder it intends to force a mandatory conversion of the Redeemable Warrants and the Holder fails to exercise the Redeemable Warrant. The shares of Common Stock issuable upon exercise of the Redeemable Warrants have been registered with the Commission on a separate registration statement.

         On August 28, 1998, the Company issued 886,410 Warrants to purchase its Common Stock to certain qualified institutional buyers and investors in private placements. The Warrants were sold for $2.00 per Warrant and are exercisable at $12.00 per share for three years commencing on their date of issuance. The Warrants are subject to mandatory conversion on five prior business days' notice if the closing sale price of the Company's Common Stock exceeds $19.50 per share for 20 trading days out of any 30 consecutive trading day period ending within 15 days of the Company's mailing of notice of the conversion. The shares of Common Stock issuable upon exercise of the Warrants have been registered as part of this Registration statement and shall be issued pursuant to this Prospectus.

         The Company has the right to reduce the exercise price and/or extend the exercise period at its discretion, and/or make other inducements to Warrant holders to encourage early exercise of Warrants.

REGISTRAR AND TRANSFER AGENT

         The Registrar and Transfer Agent for the Company's Common Stock is Corporate Stock Transfer, Inc., Denver, Colorado.

                             PLAN OF DISTRIBUTION

         The 886,410 Selling Stockholder Shares offered hereby may be sold from time to time by Selling Stockholders in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         The Selling Stockholder Shares may be sold from time to time directly to purchasers by the Selling Stockholders and/or by their assignees, transferees, pledgees or other successors for their own accounts and not for the account of the Company. Alternatively, the Selling Stockholders may from time to time offer the Selling Stockholder Shares through underwriters, dealers or agents. The distribution of the Selling Stockholder Shares by the Selling Stockholders may be effected from time to time in one or more transactions or a combination of such methods of sale, that may take place in the over-the-counter market including (a) ordinary broker's transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions or pledges; (c) through sales to one or more broker/dealers for resale of such shares for their own account as principals, pursuant to this Prospectus; (d) in a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or (e) in exchange distributions and/or secondary distributions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

         In connection with distributions of the Selling Stockholder Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Selling Stockholder Shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell Selling Stockholder Shares short and deliver the Selling Stockholder Shares to close out such short positions. The Selling Stockholders also may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Selling Stockholder Shares, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholders also may pledge the Selling Stockholder Shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Selling Stockholder Shares pursuant to this Prospectus.

         The Selling Stockholders and/or their assignees, transferees, intermediaries, donees, pledgees or other successors in interest through whom the Selling Stockholder Shares are sold may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, with respect to the Selling Stockholder Shares offered and any profits realized or commissions received may be deemed to be underwriting compensation. Any broker-dealers that participate in the distribution of the Selling Stockholder Shares also may be deemed to be "underwriters," as defined in the Securities Act, and any commissions, discounts, concessions or other payments made to them, or any profits realized by them upon the resale of any Selling Stockholder Shares purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Selling Stockholder Shares by the Selling Stockholders.

         Under the securities laws of certain states, the Selling Stockholder Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Selling Stockholder Shares may not be sold unless the Selling Stockholder Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Registration of the Selling Stockholder Shares is being made pursuant to the individual securities purchase agreements between the Company and each of the Selling Stockholders. Pursuant to the terms of such agreements, the Company will pay all expenses incident to the offering and sale of the Selling Stockholder Shares to the public except as described hereinafter. The Company will not pay, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Stockholders. In some cases, the Company has agreed to indemnify the Selling Stockholders and may indemnify any broker-dealer that participates in transactions involving the Sale of Selling Stockholder Shares against certain liabilities, including liabilities under the Securities Act. See "Commission Position on Indemnification for Securities Act Liabilities" below.

         There can be no assurance that the Company or any of the Selling Stockholders will sell any or all of the Selling Stockholder Shares offered by them hereunder.

         The sale of the Selling Stockholder Shares is subject to the Prospectus delivery and other requirements of the Securities Act. To the extent required, the Company will use its best efforts to file and distribute, during any period in which offers or sales are being made, one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Selling Stockholder Shares to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including, but not limited to, the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Selling Stockholder Shares purchased from a Selling Stockholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

         Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the Selling Stockholder Shares offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Stock of the Company during the applicable "cooling off" period five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of Selling Stockholder Shares by the Selling Stockholders.

         Selling Stockholders also may resell all or a portion of the Selling Stockholder Shares in open market transactions in reliance upon Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, provided they meet the criteria and conform to the requirements of such rules.

         Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Selling Stockholder Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to rule 424(b) under the Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved,
(iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed.


                    COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                 LEGAL MATTERS

         The validity of the Selling Stockholder Shares offered hereby will be passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. owns 43,823 shares of the Company's Common Stock and individual members of the firm own additional shares of Common Stock.

                                    EXPERTS

         The consolidated financial statements and schedule of AgriBioTech, Inc. as of June 30, 1998 and 1997 and for each of the years in the three-year period ended June 30, 1998 are incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Beachley Hardy Seed Company as of December 31, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The combined financial statements of Germain's Inc. and W-L Research, Inc. as of September 30, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The combined financial statements of Seed Corporation of America, Inc. and Green Seed Company Limited Partnership as of December 31, 1997 and 1996 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Lofts Seed, Inc. as of November 30, 1997 and December 31, 1996 and for the eleven-month period ended November 30, 1997 and the six-month period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Lofts Seeds, Inc. as of June 30, 1996 and 1995 and for the years then ended have been incorporated by reference herein in reliance upon the report of Amper, Politziner & Matia, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Budd Seed, Inc. as of November 30, 1997 and December 31, 1996 and 1995 and for the ten-month period ended November 30, 1997 and the years ended December 31, 1996 and 1995 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
-------   -------------------------------------------

       The expenses in connection with the issuance and distribution of the securities being registered shall be borne by the Registrant and are estimated as follows:

       SEC Filing Fee                                  $   2,957.06
       Printing and Engraving Expenses ..............      1,000.00

       Legal Fees and Expenses.......................     12,500.00

       Accounting Fees and Expenses..................      5,000.00
       Miscellaneous.................................      3,542.94
                                                       ------------
                   Total:............................   $ 25,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
-------   -----------------------------------------

     Except to the extent hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

     The Company maintains insurance protecting its directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

     Article Ninth of the Registrant's Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent allowed by the Nevada General Corporation Law ("GCL"), which provides in relevant part as follows:

Section 78.751:
Advancement of Expenses

     1. Any discretionary indemnification under section 5 of this act, unless ordered by a court or advanced pursuant to subsection 5, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a)  By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 5 of this act or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Indemnification of Officers, Directors, Employees and Agents.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.752:
Insurance and Other Financial Arrangement Against Liability of Directors, Officers, Employees and Agents.

     1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

     (a)  The creation of a trust fund.

     (b)  The establishment of a program of self-insurance.

     (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

     (d)  The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     4.   In the absence of fraud:

     (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

     (b)  The insurance or other financial arrangement:

          (1)  Is not void or voidable; and

          (2) Does not subject any director approving it to personal liability for his action,

even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes.

     Article VI of the Registrant's Bylaws provides as follows:

                                INDEMNIFICATION
                                ---------------

     On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

     On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding.

ITEM 16.  EXHIBITS LIST AND REPORTS ON FORM 8-K
-------   -------------------------------------

EXHIBIT NO.    DESCRIPTION
-----------    -----------

 *  5.1 Securities opinion of Snow Becker Krauss P.C.

 * 23.1 Consent of KPMG Peat Marwick LLP

 * 23.2 Consent of Cannon & Company

 * 23.3 Consent of Amper, Politziner & Mattia, P.A.

 * 23.4 Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this Registration Statement.

 * 24.1 Power of Attorney (on signature page)

____________________
*       Filed with this Registration Statement.


ITEM 17.  UNDERTAKINGS
-------   ------------

     The Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at the that time shall be deemed the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (4)  For the purpose of determining any liability under the Securities
Act, each filing of registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (7) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on October 23, 1998.

                                                  AGRIBIOTECH, INC.

                                                  By: /s/ Johnny R. Thomas
                                                     ---------------------------
                                                     Johnny R. Thomas
                                                     Chairman of the Board

                               POWER OF ATTORNEY

     Each of the undersigned hereby authorizes Johnny R. Thomas or Henry A. Ingalls as his attorneys-in-fact to execute in the name of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate and appoints such persons as attorneys-in-fact to sign on his behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Johnny R. Thomas               Chairman  of the Board (Principal                 October 23, 1998
--------------------------
Johnny R. Thomas                   Executive Officer) and Director

/s/ Kent Schulze                   President and Director                            October 23, 1998
--------------------------
Kent Schulze

/s/ Henry A. Ingalls               Vice President and Treasurer (Principal           October 23, 1998
--------------------------
Henry A. Ingalls                   Financial and Accounting Officer)

/s/ Scott J. Loomis                Vice President and Director                       October 23, 1998
--------------------------
Scott J. Loomis

/s/ John C. Francis                Vice President, Secretary and Director            October 23, 1998
--------------------------
John C. Francis

/s/ James W. Hopkins               Director                                          October 23, 1998
--------------------------
James W. Hopkins

/s/ Richard P. Budd                Director                                          October 23, 1998
--------------------------
Richard P. Budd